PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-259205
Dated July 20, 2023
Royal Bank of Canada Trigger Autocallable Contingent Yield Notes
$1,850,000 Notes Linked to the Common Stock of Airbnb, Inc. due on January 24, 2025
$1,850,000 Notes Linked to the Common Stock of Block, Inc. due on January 24, 2025
Investment Description
Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the common stock of a specific company (each, an “Underlying”). We will pay a monthly Contingent Coupon payment if the closing price of the Underlying on the applicable Coupon Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for that month. We will automatically call the Notes early if the closing price of the Underlying on any monthly Call Observation Date (beginning one month after the Trade Date) is greater than or equal to the Initial Price. If the Notes are called, we will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable month, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Price is greater than or equal to the Downside Threshold (which is the same price as the Coupon Barrier), we will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon for the final month. However, if the Final Price is less than the Downside Threshold, we will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying over the term of the Notes, and you may lose up to 100% of your initial investment. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Investing in the Notes involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Notes until maturity. Generally, the higher the Contingent Coupon Rate on the Notes, the greater the risk of loss on the Notes. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.
Features	Key Dates
☐
Contingent Coupon — We will pay a monthly Contingent Coupon payment if the closing price of the Underlying on the applicable Coupon Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for the month.

☐
Automatically Callable — We will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for the applicable month if the closing price of the Underlying on any monthly Call Observation Date (beginning one month after the Trade Date) is greater than or equal to the Initial Price. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

☐
Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been called and the price of the Underlying does not close below the Downside Threshold on the Final Valuation Date, we will repay your principal amount per Note at maturity. However, if the closing price of the Underlying closes below the Downside Threshold on the Final Valuation Date, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the Underlying from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date	July 20, 2023
Settlement Date	July 25, 2023
Coupon Observation Dates[1]	Monthly (see page 6)
Call Observation Dates[1]	Monthly (see page 6)
Final Valuation Date[1]	January 21, 2025
Maturity Date[1]	January 24, 2025
[1]	Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes—Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TACYN-1.
NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING ONE OF OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT AND PAGE S-2 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Notes Offerings
This pricing supplement relates to two separate Trigger Autocallable Contingent Yield Notes we are offering. Each of the Notes is linked to a different Underlying.
The performance of each Note will not depend on the performance of the other Note.
Underlying	Ticker	Contingent Coupon Rate	Initial Price	Downside Threshold*	Coupon Barrier*	CUSIP	ISIN
Common stock of Airbnb, Inc.	ABNB	18.00%	$145.535 (which was its closing price on July 19, 2023)	$97.508, which is 67% of the Initial Price	$97.508, which is 67% of the Initial Price	78016M604	US78016M6049
Common stock of Block, Inc.	SQ	18.00%	$78.19 (which was its closing price on July 19, 2023)	$44.57, which is 57% of the Initial Price	$44.57, which is 57% of the Initial Price	78016M612	US78016M6122
* Rounded to three decimal places in the case of ABNB, and two decimal places in the case of SQ.
See “Additional Information About Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated September 14, 2021, the prospectus supplement dated September 14, 2021, product prospectus supplement no. UBS-TACYN-1 dated September 27, 2021 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Common Stock of Airbnb, Inc.	$1,850,000	$10.00	$26,825	$0.145	$1,823,175	$9.855
Notes linked to the Common Stock of Block, Inc.	$1,850,000	$10.00	$26,825	$0.145	$1,823,175	$9.855
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.145 per $10.00 in principal amount of each of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
Our estimate of the initial value of the Notes as of the Trade Date was $9.80 per $10 in principal amount as to the Notes linked to ABNB, and $9.75 per $10 in principal amount as to the Notes linked to SQ, each of which is less than the price to the public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than these amounts. We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Notes” below.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our Series I medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. UBS-TACYN-1 dated September 27, 2021. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TACYN-1, as the Notes involve risks not associated with conventional debt securities.
If the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement no. UBS-TACYN-1, the prospectus supplement, or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. UBS-TACYN-1 dated September 27, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000114036121032638/brhc10029302 424b5.htm
♦	Prospectus supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
♦	Prospectus dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
As used in this pricing supplement, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying.

♦	You believe the closing price of the applicable Underlying will be greater than or equal to the Coupon Barrier on most or all of the Coupon Observation Dates (including the Final Valuation Date).
♦
You are willing to make an investment whose return is limited to the applicable Contingent Coupon payments, regardless of any potential appreciation of the applicable Underlying, which could be significant.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the applicable Underlying.
♦
You are willing to invest in Notes for which there may be little or no secondary market, and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.

♦	You are willing to invest in the applicable Notes based on the Contingent Coupon Rate set forth on the cover page of this pricing supplement.
♦	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the applicable Underlying.
♦	You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.
♦
You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying.
♦
You believe that the price of the applicable Underlying will decline during the term of the Notes and is likely to close below the Coupon Barrier on most or all of the Coupon Observation Dates and below the Downside Threshold on the Final Valuation Date.

♦	You seek an investment that participates in the full appreciation in the price of the applicable Underlying or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the applicable Underlying.
♦	You are not willing to invest in the applicable Notes based on the Contingent Coupon Rate set forth on the cover page of this pricing supplement.
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the applicable Underlying.
♦
You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.
The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” below for risks related to an investment in the Notes. In addition, you should review carefully the section below, “Information About the Underlying,” for more information about that Underlying.

Final Terms of the Notes[1]
Issuer:	Royal Bank of Canada (the "Bank")
Principal Amount per Note:	$10.00 per Note (subject to a minimum purchase of 100 Notes ($1,000))
Term:	Approximately 18 months, if not previously called
Underlyings:	Airbnb, Inc. (“ABNB”) and Block, Inc. (“SQ”)
Closing Price:	On any trading day, the last reported sale price of the Underlying on the principal national securities exchange in the U.S. on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the Underlying on July 19, 2023, as set forth on the cover page of this document.
Final Price:	The closing price of the applicable Underlying on the Final Valuation Date, as determined by the calculation agent.
Contingent Coupon:
If the closing price of the Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, we will pay you the Contingent Coupon applicable to that Coupon Observation Date.
If the closing price of the Underlying is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal monthly installments at the Contingent Coupon Rate, which is a per annum rate as set forth below.

Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Coupon Observation Date on which the closing price of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate:	18.00% per annum (1.50% per month) for the Notes linked to ABNB. 18.00% per annum (1.50% per month) for the Notes linked to SQ.
Coupon Barrier:	A percentage of the Initial Price of the Underlying, as specified on the cover page of this pricing supplement
Downside Threshold:	A percentage of the Initial Price of the Underlying, as specified on the cover page of this pricing supplement

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement or the prospectus supplement.
Automatic Call Feature:
The Notes will be called automatically if the closing price of the Underlying on any Call Observation Date (beginning one month after the Trade Date and set forth on page 6) is greater than or equal to the Initial Price.
If the Notes are called, we will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) a cash payment per Note equal to the principal amount plus the applicable Contingent Coupon payment otherwise due on that day (the “Call Settlement Amount”). No further amounts will be owed to you under the Notes.

Payment at Maturity:
If the Notes are not called and the Final Price is greater than or equal to the Downside Threshold and the Coupon Barrier, we will pay you a cash payment per Note on the maturity date equal to $10.00 plus the Contingent Coupon otherwise due on the maturity date.
If the Notes are not called and the Final Price is less than the Downside Threshold, we will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative Underlying Return, equal to:
$10.00 + ($10.00 × Underlying Return)

Underlying Return:	Final Price – Initial Price Initial Price

Investment Timeline

July 19, 2023:	The Initial Price, Downside Threshold and Coupon Barrier were determined. The Contingent Coupon Rate was set.

Monthly:
If the closing price of the applicable Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, we will pay you a Contingent Coupon payment on the applicable Coupon Payment Date.
The Notes will be called if the closing price of the applicable Underlying on any Call Observation Date (beginning one month after the Trade Date) is greater than or equal to the Initial Price. If the Notes are called, we will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

Maturity Date:
The Final Price is observed on the Final Valuation Date.
If the Notes have not been called and the applicable Final Price is greater than or equal to the Downside Threshold (and the Coupon Barrier), we will repay the principal amount equal to $10 per Note plus the Contingent Coupon otherwise due on the maturity date.
If the Notes have not been called and the Final Price is less than the Downside Threshold, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the Underlying, for an amount equal to:
$10 + ($10 × Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Observation Dates and Coupon Payment Dates*

Coupon Observation Dates	Coupon Payment Dates
August 21, 2023(1)	August 23, 2023(2)
September 20, 2023(1)	September 22, 2023(2)
October 20, 2023(1)	October 24, 2023(2)
November 20, 2023(1)	November 22, 2023(2)
December 20, 2023(1)	December 22, 2023(2)
January 22, 2024(1)	January 24, 2024(2)
February 20, 2024(1)	February 22, 2024(2)
March 20, 2024(1)	March 22, 2024(2)
April 22, 2024(1)	April 24, 2024(2)
May 20, 2024(1)	May 22, 2024(2)
June 20, 2024(1)	June 24, 2024(2)
July 22, 2024(1)	July 24, 2024(2)
August 20, 2024(1)	August 22, 2024(2)
September 20, 2024(1)	September 24, 2024(2)
October 21, 2024(1)	October 23, 2024(2)
November 20, 2024(1)	November 22, 2024(2)
December 20, 2024(1)	December 24, 2024(2)
January 21, 2025(3)	January 24, 2025(4)
(1)	These Coupon Observation Dates are also Call Observation Dates.
(2)	These Coupon Payment Dates are also Call Settlement Dates.
(3)	This is also the Final Valuation Date.
(4)	This is also the maturity date.
* Expected. Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes—Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TACYN-1.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Underlying. In addition, your investment in the Notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, and those set forth in the product prospectus supplement, before you decide that an investment in the Notes is suitable for you. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.
Risks Relating to the Terms and Structure of the Notes
♦
You may lose some or all of the principal amount at maturity — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, we will repay you the principal amount of your Notes in cash only if the Final Price of the applicable Underlying is greater than or equal to the Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Price is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the Underlying.

♦
The contingent repayment of principal applies only at maturity — If the Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the price of the Underlying is above the Downside Threshold.

♦
You may not receive any Contingent Coupons — We will not necessarily make periodic Contingent Coupon payments on the Notes. If the closing price of the applicable Underlying on a Coupon Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing price of the Underlying is less than the Coupon Barrier on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the maturity date, you will incur a loss of principal, because the Final Price will be less than the Downside Threshold.

♦
The call feature and the Contingent Coupon feature limit your potential return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the applicable Underlying. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Call Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Underlying, even though your potential return is limited to the Contingent Coupon Rate. Generally, the longer the Notes are outstanding, the less likely it is that they will be automatically called due to the decline in the price of the Underlying and the shorter time remaining for the price of the Underlying to recover. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying or on a similar security that allows you to participate in the appreciation of the price of the Underlying.

♦
Owning the Notes is not the same as owning the applicable Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the applicable Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying, and any such dividends will not be incorporated in the determination of the amounts payable on the Notes.

♦
The Contingent Coupon Rate will reflect in part the volatility of the applicable Underlying and may not be sufficient to compensate you for the risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the applicable Underlying. The greater the volatility of the Underlying, the more likely it is that the price of that Underlying could close below the Downside Threshold on the Final Valuation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Coupon will be a fixed amount, the Underlying’s volatility can change significantly over the term of the Notes, and may increase. The price of the Underlying could fall sharply as of the Final Valuation Date, which could result in missed Contingent Coupon payments and a significant loss of your principal amount.

♦
The Notes may be called early and are subject to reinvestment risk — The Notes will be called automatically if the closing price of the applicable Underlying is greater than or equal to the Initial Price on any Call Observation Date. In the event that the applicable Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
The Notes are subject to our credit risk — The Notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on our ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

♦
The Notes will be subject to risks, including non-payment in full, under Canadian bank resolution powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation ("CDIC") may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See "Description of Debt Securities - Canadian Bank Resolution Powers" in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦
There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the applicable Underlying will rise or fall. The closing price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying. You should be willing to accept the downside risks of owning equities in general and the Underlying in particular, and the risk of losing some or all of your initial investment.

♦	The tax treatment of the Notes is uncertain — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
Risks Relating to the Estimated Value of the Notes
♦
The initial estimated value of the Notes is less than the price to the public — The initial estimated value for each of the Notes that is set forth on the cover page of this pricing supplement is less than the public offering price you pay for the Notes, and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Underlying, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal borrowing rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our initial estimated value of the Notes is an estimate only, calculated as of the time the terms of the Notes were set — The initial estimated value of each of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amounts that may be paid on the Notes.
Risks Relating to the Secondary Market for the Notes
♦
The Notes are expected to have a limited trading market — The Notes will not be listed on any securities exchange. RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
The terms of the Notes at issuance were influenced by, and their market value prior to maturity will be influenced by many unpredictable factors — Many economic and market factors influenced the terms of the Notes at issuance, and will influence their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the value of the applicable Underlying on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the values of the applicable Underlying. The value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the applicable Underlying;
♦	the time remaining to maturity of the Notes;
♦	the dividend rate on the applicable Underlying;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events relating to the Underlying that may or may not require an adjustment to the terms of the Notes; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors influenced the terms of the Notes at issuance, and will influence the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if, for example, the price of the Underlying is at, below or not sufficiently above, its Downside Threshold.
Risks Relating to the Underlying
♦
An investment in the Notes is subject to single stock risk — The price of the applicable Underlying can rise or fall sharply due to factors specific to that Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Underlying issuer and the Underlying for your Notes. For additional information about the Underlying and its issuer, please see “Information about the Underlying” in this pricing supplement and the Underlying issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the Underlying issuer with the SEC.

♦
You will not have any shareholder rights and will not receive any shares of the applicable Underlying at maturity — Investing in the Notes will not make you a holder of any shares of the applicable Underlying. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Underlying or such other securities.

♦
There is no affiliation between the Underlying Issuer and us, UBS and our respective affiliates, and we are not responsible for any disclosure by that issuer — We, UBS and our respective affiliates are not affiliated with any of the Underlying issuers. However, we, UBS and our respective affiliates may currently, or from time to time in the future engage in business with the Underlying issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information about the applicable Underlying and the Underlying issuer. You, as an investor in the Notes, should make your own investigation into the Underlying and the Underlying issuer for your Notes. The Underlying issuer is not involved in this offering and has no obligation of any sort with respect to your Notes. The Underlying issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

♦
Historical prices of the Underlyings should not be taken as an indication of their future prices during the term of the Notes — The trading prices of the applicable Underlying will determine the value of the Notes at any given time. However, it is impossible to predict whether the price of the applicable Underlying will rise or fall, trading prices of the Underlyings will be influenced by complex and interrelated political, economic, financial and other factors that can affect the applicable issuer, and therefore, the price of the applicable Underlying.

♦
The anti-dilution protection for each Underlying is limited — The calculation agent will make adjustments to the Initial Price, Coupon Barrier and Downside Threshold for certain events affecting the shares of the applicable Underlying. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes and the payments on the Notes may be materially and adversely affected.

♦
The common stock of Airbnb, Inc. has limited historical information — Airbnb, Inc. commenced trading on December 10, 2020. Because the Underlying has a limited trading history, your investment in the Notes may involve a greater risk than investing in securities linked to one or more equity securities with a more established record of performance.

Risks Relating to Conflicts of Interest
♦
We and our affiliates will have potential conflicts of interest in connection with the Notes — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Our activities and those of UBS may adversely affect the value of the Notes — Trading or other transactions by us, UBS and our respective affiliates in the applicable Underlying, or in futures, options, exchange-traded funds or other derivative products on the Underlying may adversely affect the market value of the Underlying, the closing price of the Underlying, and, therefore, the market value of the Notes.

♦
Potentially inconsistent research, opinions or recommendations by RBCCM, UBS or their respective affiliates — RBCCM, UBS or their respective affiliates may publish research, express opinions or provide recommendations as to the applicable Underlying that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying, and therefore, the market value of the Notes.

Hypothetical Examples
These terms are only hypothetical. Please see the cover page for the actual terms of the Notes.
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. We cannot predict the Final Price of any Underlying. You should not take these examples as an indication or assurance of the expected performance of any Underlying. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following hypothetical assumptions:
Principal Amount:	$10.00
Term:	Approximately 18 months
Coupon Observation Dates:	Monthly
Call Observation Dates:	Monthly, beginning in August 2023
Hypothetical Initial Price of the Underlying*:	$100.00
Contingent Coupon Rate*:	18.00% per annum (or 1.50% per month)
Contingent Coupon**:	$0.15 per month
Hypothetical Coupon Barrier*:	$70.00 (which is 70% of the hypothetical Initial Price)
Hypothetical Downside Threshold*:	$70.00 (which is 70% of the hypothetical Initial Price)
* Not the actual Initial Price, Coupon Barrier or Downside Threshold applicable to the Notes. The actual Initial Price, Coupon Barrier and Downside Threshold for each of the Notes are set forth on the cover page of this document.
** Contingent Coupon payments, if payable, will be paid in arrears in equal monthly installments during the term of the Notes unless earlier called.
Scenario #1: Notes Are Called on the First Coupon Observation Date (which is the first Call Observation Date).
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$105.00 (at or above Initial Price)	$10.15 (Call Settlement Amount)

	Total Payment:	$10.15 (1.50% return)
Since the Notes are called on the first Coupon Observation Date, we will pay you on the Call Settlement Date a total of $10.15 per Note, reflecting your principal amount plus the applicable Contingent Coupon. We will have paid you a total of $10.15 per Note, for a 1.50% total return on the Notes. No further amount will be owed to you under the Notes.

Scenario #2: Notes Are Called on the Third Coupon Observation Date.
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$81.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon – Not Called)

Second Coupon Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon – Not Called)

Third Coupon Observation Date	$105.00 (at or above Initial Price)	$10.15 (Call Settlement Amount)

	Total Payment:	$10.45 (4.50% return)
Since the Notes are called on the third Coupon Observation Date, we will pay you on the Call Settlement Date a total of $10.15 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.30 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $10.45 per Note, for a 4.50% total return on the Notes. No further amount will be owed to you under the Notes.

Scenario #3: Notes Are NOT Called and the Final Price Is at or Above the Downside Threshold.
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon – Not Called)

Second Coupon Observation Date	$45.00 (below Coupon Barrier)	$0.00 (Contingent Coupon Not Payable – Not Called)

Third Coupon Observation Date	$40.00 (below Coupon Barrier)	$0.00 (Contingent Coupon Not Payable – Not Called)

Fourth Coupon Observation Date	$40.00 (below Coupon Barrier)	$0.00 (Contingent Coupon Not Payable – Not Called)

Fifth through Seventeenth Coupon Observation Dates	Various prices (each at or above Coupon Barrier; below Initial Price)	$1.95 (13 Contingent Coupon payments of $0.15 – Not Called)

Final Valuation Date	$80.00 (at or above Downside Threshold and Coupon Barrier; below Initial Price)	$10.15 (Payment at Maturity)

	Total Payment:	$12.25 (22.50% return)
At maturity, we will pay you a total of $10.15 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $2.10 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $12.25 per Note, for a 22.50% total return on the Notes.

Scenario #4: Notes Are NOT Called and the Final Price Is Below the Downside Threshold.
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon – Not Called)

Second Coupon Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon – Not Called)

Third Coupon Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon – Not Called)

Fourth through Seventeenth Coupon Observation Dates	Various prices (each below Coupon Barrier)	$0.00 (Contingent Coupon Not Payable – Not Called)

Final Valuation Date	$40.00 (below Downside Threshold and Coupon Barrier)	$10 + [$10 × Underlying Return] = $10 + [$10 × -60.00%] = $10 - $6.00 = $4.00 (Payment at Maturity)

	Total Payment:	$4.45 (-55.50% return)
Since the Notes are not called and the Final Price of the Underlying is below the Downside Threshold, we will pay you at maturity $4.00 per Note. When added to the Contingent Coupon payments of $0.45 received in respect of the prior Coupon Observation Dates, we will have paid you $4.45 per Note, for a loss on the Notes of 55.50%.
The Notes differ from ordinary debt securities in that, among other features, we are not necessarily obligated to repay the full amount of your initial investment. If the Notes are not called on any Call Observation Date, you may lose some or all of your initial investment. Specifically, if the Notes are not called and the Final Price is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return is less than zero.
Any payment on the Notes, including payments in respect of an automatic call, Contingent Coupon or any repayment of principal provided at maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TACYN-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat the Notes as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the applicable Underlying for U.S. federal income tax purposes, and the terms of the Notes require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the Contingent Coupons is uncertain, we intend to take the position, and the following discussion assumes, that such Contingent Coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Notes are treated as described above, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any Contingent Coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Notes. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate. In addition, the IRS has released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Non-U.S. holders. The following discussion applies to non-U.S. holders of the Notes. A non-U.S. holder is a beneficial owner of a Note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
While the U.S. federal income tax treatment of the Notes (including proper characterization of the Contingent Coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the Contingent Coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the Contingent Coupons under U.S. federal income tax laws and whether such treaty rate or exemption applies to such Contingent Coupon payments. No assurance can be provided on the proper characterization of the Contingent Coupons for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-U.S. holders should consult their tax advisors in this regard.

Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including, for the avoidance of doubt, any amounts properly attributable to any Contingent Coupon which would be subject to the rules discussed in the previous paragraph) upon the call, sale or maturity of the Notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the call, sale or maturity of the Notes. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Internal Revenue Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the applicable Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Underlyings
Included on the following pages is a brief description of each Underlying. This information has been obtained from publicly available sources. Set forth below is a graph that provides historical closing prices for each Underlying. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of any Underlying as an indication of future performance.
Each Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC. Information filed by the applicable Underlying with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the applicable Underlying under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Airbnb, Inc.
Airbnb, Inc. operates an online marketplace for travel information and booking services. The company offers lodging, home-stay, and tourism services via websites and mobile applications.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 001559720. The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “ABNB.”
Historical Information
The graph below illustrates the performance of this Underlying from December 10, 2020* to July 19, 2023, based on its Initial Price of $145.535, which was its closing price on July 19, 2023. The solid line represents its Coupon Barrier and Downside Threshold of $97.508, which is equal to 67% of its Initial Price (rounded to three decimal places).
■ Coupon Barrier / Downside Threshold = 67% of its Initial Price of the Initial Price
HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.
* The common stock of Airbnb, Inc. began trading publicly on December 10, 2020.

Block, Inc.
Block, Inc. (formerly known as Square, Inc.) provides mobile payment solutions. The company develops point-of-sale software that helps in digital receipts, inventory, and sales reports, as well as offering analytics and feedback. The company also provides financial and marketing services.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001512673. The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “SQ.”
Historical Information
The graph below illustrates the performance of this Underlying from November 19, 2015* to July 19, 2023, based on its Initial Price of $78.19, which was its closing price on July 19, 2023. The solid line represents its Coupon Barrier and Downside Threshold of $44.57, which is equal to 57% of its Initial Price.
■ Coupon Barrier / Downside Threshold = 57% of its Initial Price of the Initial Price
HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.
* The common stock of Block, Inc. began trading publicly on November 19, 2015.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it will purchase from us to investors or to its affiliates at the price to public listed on the cover of this pricing supplement.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover page of this pricing supplement to its affiliates for distribution of the Notes.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the product prospectus supplement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the applicable Underlying. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Notes at the time their terms were set than if the secondary market rate was used. Unlike the estimated values that are forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for each of the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the applicable Underlying, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of each of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors resulted in the initial estimated value for each of the Notes on the Trade Date being less than their public offering price. See “Key Risks—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Notes” and in the product prospectus supplement under the caption “General Terms of the Notes” are incorporated into the master note issued to DTC, the registered holder of the Notes.
Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.